Exhibit 99.1

Spartan Motors Delivers Strong Second Quarter 2019 Results

EPS of $0.10, Adjusted EPS up 25% to $0.15 on 35% Sales Growth

Raises 2019 Midpoint EPS Guidance by 20% and Revenue by 10%

CHARLOTTE, Mich., August 1, 2019 - Spartan Motors, Inc. (NASDAQ: SPAR) (“Spartan” or the “Company”), the North American leader in specialty vehicle manufacturing and assembly for the commercial and retail vehicle industries (including last mile delivery, specialty service and vocation-specific upfit segments), as well as for the emergency response and recreational vehicle markets, today reported operating results for the second quarter ending June 30, 2019.

Second Quarter 2019 Highlights

For the second quarter of 2019 compared to the second quarter of 2018:

●	Sales increased $64.0 million, or 34.8%, to $247.9 million, from $184.0 million.
●	Net income was $3.5 million, or $0.10 per share, compared to $3.7 million, or $0.11 per share.
●	Adjusted net income improved $0.8 million, or 18.9%, to $5.1 million, or $0.15 per share, from $4.3 million, or $0.12 per share.
●	Adjusted EBITDA increased 6.8% to $9.5 million, or 3.8% of sales, from $8.9 million, or 4.8% of sales.
●

Consolidated backlog at June 30, 2019, excluding the one-time multi-year USPS truck body order, totaled $465.8 million, up $146.0 million, or 45.7%, compared to $319.8 million at June 30, 2018. The increase was primarily driven by strong demand for last mile delivery vehicles.

●	Acquired the assets of General Truck Body in Southern California, expanding its vehicle product line capabilities and footprint to provide coast-to-coast coverage.
●

Launched Detroit Truck Manufacturing (DTM), a vertically integrated supplier of fabricated aluminum cabs for Spartan fire trucks providing greater flexibility and cost structure optimization. Included in the second quarter 2019 operating results is $0.8 million, or $0.02 per share, of start-up costs relating to DTM. This compares to $0.3 million, or $0.01 per share, for the same period a year ago.

●	Appointed Todd A. Heavin, a seasoned and proven multi-site operations and lean manufacturing leader with significant Tier 1 automotive supplier experience, as Chief Operating Officer.

“Spartan’s strong second quarter results highlight increasing demand for last mile delivery and emergency response vehicles and our team’s continued focus on executing efficiencies across our operations,” said Daryl Adams, President and Chief Executive Officer. “We achieved broad-based, positive results in each of our business units. We bolstered our backlog through accelerated order volume and new market initiatives and, with strong momentum heading into the second half of the year, our team is energized to build on our recent successes.”

Spartan Motors, Inc.

Fleet Vehicles and Services (FVS)

The FVS business unit continues to grow both organically and through acquisition fueled by the strength of last mile delivery orders that will be built in the second half of 2019. During the second quarter, FVS completed the purchase of the assets of General Truck Body (GTB) in Southern California and will begin to manufacture and assemble custom aluminum and composite-side truck bodies, refrigerated trucks, stake body trucks, curtain side and moving vans. The addition of GTB’s production, combined with existing FVS plants in Bristol, Indiana and Ephrata, Pennsylvania, enables coast-to-coast production and distribution capabilities for FVS truck body customers. FVS continued to invest in new product development during the quarter, reintroducing the Utilivan™ truck body on a General Motors cutaway chassis at the GM Fleet Solutions Summit in Dallas.  This highly customizable commercial truck body is designed to meet the rigorous and widely varied demands of product and service delivery.

FVS segment sales increased $62.7 million, or 79.9%, to a record $141.1 million from $78.4 million. The revenue increase was primarily due to pass-through sales on the USPS truck body order ($35.7 million) and last mile delivery vehicle demand.

Adjusted EBITDA decreased $0.5 million to $7.9 million, or 5.6% of sales, from $8.4 million, or 10.7% of sales, a year ago. The adjusted EBITDA decrease is primarily due to unfavorable sales mix. The decrease in adjusted EBITDA as a percentage of sales was primarily due to unfavorable mix related to a 2018 upfit order that did not reoccur, higher pass-through sales on the USPS truck body order, start-up costs related to last mile delivery demand at all three of the Company’s upfit centers, as well as relocating truck body manufacturing to Charlotte, Michigan from Bristol, Indiana. Excluding the above factors, normalized adjusted EBITDA as a percentage of sales would have been 7.5% compared to 6.3% a year ago.

The segment backlog at June 30, 2019, excluding the one-time multi-year USPS truck body order, totaled $243.7 million, up $134.6 million, or 123.4%, compared to $109.1 million at June 30, 2018 and reflects the strong demand for last mile delivery vehicles.

Emergency Response (ER)

The ER business unit launched DTM, a vertically integrated supplier of fabricated aluminum cabs, to provide improved cost, flexibility and quality, while mitigating potential risks in its broader supply base, as it remains focused on optimizing operations and enhancing efficiencies to drive consistent, profitable growth.  Ongoing investments in new products and focus on meeting the needs of first responders enabled the ER business to secure several new contracts in the second quarter, which totaled 30 pumpers and aerials. The segment also continued to invest in new product innovations to support long-term revenue and earnings growth by highlighting the safety-first designed Spartan Rescue Pumper, offering unique safety features and innovations to improve performance and extend vehicle life, while reducing long-term operating costs.

ER segment sales increased $8.6 million, or 14.5%, to $68.3 million from $59.6 million. The increase was due to increased volume and improved pricing.

Adjusted EBITDA improved $0.9 million to $1.1 million, or 1.6% of sales, from $0.2 million a year ago. The improvement was primarily the result of pricing, volume and mix, and certain acquisition related adjustments, partially reduced by higher supplier and other expenses.

The segment backlog at June 30, 2019, totaled $189.7 million, up $14.1 million, or 8.0%, compared to $175.6 million at June 30, 2018.

Specialty Chassis and Vehicles (SCV)

The SCV business unit remains focused on driving growth and operating performance within the luxury motor coach segment as well as new addressable markets for custom chassis and assembly operations. During the second quarter, SCV entered into an exclusive U.S.-based assembly agreement with Grande West Transportation Group to assemble the Grande West Vicinity model mid-size buses. SCV continued to lead in new technological innovations in luxury motorhome chassis, unveiling the new E-Z Steer technology at the 2019 Entegra Coach Homecoming event in May. This new feature offers adjustable steering wheel position and tension to help reduce driver fatigue on long trips, while also improving maneuverability at low speeds and ease of parking the coach. The strong relationships the SCV team has built with customers like Entegra Coach continue to pay dividends in the form of enhanced growth opportunities in key market segments.

SCV segment sales decreased $5.8 million, or 12.1%, to $41.7 million from $47.5 million a year ago. The revenue decrease was mainly due to lower luxury motor coach chassis sales, offset by higher Reach® sales and contract manufacturing.

Adjusted EBITDA increased $0.7 million to $5.1 million, or 12.2% of sales, from $4.4 million, or 9.2% of sales, a year ago, mainly due to mix and manufacturing throughput.

The segment backlog at June 30, 2019, totaled $32.4 million, up 11.2% sequentially, compared to $29.1 million at March 31, 2019.

Second Half 2019 Outlook – Raising Guidance

“Spartan’s first-half revenue and earnings reflect our continuing operational initiatives to enhance efficiencies and drive profitability across each business unit,” said Rick Sohm, Chief Financial Officer of Spartan Motors. “These internal initiatives combined with the underlying health of our core markets and product innovation that drives top-line growth give us confidence for the remainder of 2019.

“We expect to see stronger year-over-year revenue and profitability growth in the second half of 2019, driven primarily by last mile delivery vehicle orders. These positive factors allow us to increase our mid-point EPS guidance by 20% for the rest of the year.”

The Company now expects financial results for 2019 as follows:

●	Revenue midpoint up 10% to a range of $960.0 - $990.0 million from $865.0 - $905.0 million
●	Net income midpoint up 20% to a range of $24.1 - $26.4 million from $19.5 - $22.6 million
●	Adjusted EBITDA midpoint up 14% to a range of $43.3 - $46.2 million from $37.1 - $41.1 million
●	Earnings per share midpoint up 20% to a range of $0.68 - $0.75 from $0.56 - $0.64, assuming approximately 35.3 million shares outstanding
●	Adjusted earnings per share midpoint up 21% to a range of $0.70 - $0.77 from $0.57 - $0.65

“Our strategic focus in the first half of the year delivered increased revenue and solid profitability to serve as a foundation for our long-term strategic growth initiatives,” concluded Adams. “The profitable growth achieved in the second quarter, along with improving backlogs driven by last mile delivery demand, instills confidence to increase our earnings guidance for the full year. With recent customer wins and ongoing efforts to build our business in new and existing market segments, our team will continue to drive long-term profitable growth for Spartan Motors and its shareholders.”

Conference Call, Webcast, Investor Presentation and Investor Information

Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. EDT today to discuss these results and current business trends. The conference call and webcast will be available via:

Webcast: www.spartanmotors.com/webcasts

Conference Call: 1-844-868-8845 (domestic) or 412-317-6591 (international); passcode: 10133492

For more information about Spartan, please visit www.spartanmotors.com.

About Spartan Motors

Spartan Motors, Inc. is the North American leader in specialty vehicle manufacturing and assembly for the commercial and retail vehicle industries (including last mile delivery, specialty service, and vocation-specific upfit segments), as well as for the emergency response and recreational vehicle markets. The Company is organized into three core business segments, including Spartan Fleet Vehicles and Services, Spartan Emergency Response, and Spartan Specialty Vehicles. Today, its family of brands also include Spartan Authorized Parts, Spartan Factory Service Centers, Utilimaster®, Strobes-R-Us™, Smeal, Ladder Tower™, and UST®. Spartan Motors and its go-to-market brands are well known in their respective industries for quality, durability, aftermarket product support, and first-to-market innovation. The Company employs approximately 2,300 associates, and operates facilities in Michigan, Indiana, Pennsylvania, South Carolina, Florida, Missouri, California, Nebraska, South Dakota; Saltillo, Mexico; and Lima, Peru. Spartan reported sales of $816 million in 2018. Learn more about Spartan Motors at www.spartanmotors.com.

This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial projections, financial strength, future plans, objectives, and the performance of our products and operations. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations. These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood. Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; restructuring of our operations, and/or our expansion into new geographic markets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business. Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website. All forward-looking statements in this release are qualified by this paragraph. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:

Juris Pagrabs Group Treasurer & IR Spartan Motors, Inc. (517) 997-3862

Spartan Motors, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except par value)

(Unaudited)

	June 30, 2019	December 31, 2018

ASSETS
Current assets:
Cash and cash equivalents	$17,897	$27,439
Accounts receivable, less allowance of $409 and $133	122,083	106,801
Contract assets	46,077	36,027
Inventories	82,065	69,992
Other current assets	5,664	5,070
Total current assets	273,786	245,329

Property, plant and equipment, net	55,595	56,567
Right of use assets – operating leases	14,953	-
Goodwill	31,874	33,823
Intangible assets, net	8,203	8,611
Net deferred tax asset	7,759	7,141
Other assets	2,638	2,313
TOTAL ASSETS	$394,808	$353,784

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$105,580	$76,399
Accrued warranty	17,111	16,090
Accrued compensation and related taxes	11,836	10,520
Deposits from customers	19,136	22,632
Operating lease liability	3,511	-
Other current liabilities and accrued expenses	12,645	12,396
Current portion of long-term debt	213	60
Total current liabilities	170,032	138,097

Other non-current liabilities	4,640	4,058
Long-term operating lease liability	11,636	-
Long-term debt, less current portion	20,914	25,547
Total liabilities	207,222	167,702
Commitments and contingencies
Shareholders' equity:
Preferred stock, no par value: 2,000 shares authorized (none issued)	-	-
Common stock, $0.01 par value; 80,000 shares authorized; 35,316 and 35,321 outstanding	353	353
Additional paid in capital	81,940	82,816
Retained earnings	106,026	103,571
Total Spartan Motors, Inc. shareholders’ equity	188,319	186,740
Non-controlling interest	(733)	(658)
Total shareholders’ equity	187,586	186,082
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$394,808	$353,784

Spartan Motors, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Sales	$247,936	$183,981	$481,899	$357,019
Cost of products sold	221,059	157,612	430,446	308,492
Restructuring charges	6	-	55	-
Gross profit	26,871	26,369	51,398	48,527

Operating expenses:
Research and development	2,265	1,817	4,638	3,205
Selling, general and administrative	21,023	19,040	41,525	36,911
Restructuring charges	65	797	128	817
Total operating expenses	23,353	21,654	46,291	40,933

Operating income	3,518	4,715	5,107	7,594

Other income (expense):
Interest expense	(313)	(270)	(687)	(592)
Interest and other income	1,147	832	1,482	2,425
Total other income (expense)	834	562	795	1,833
Income before taxes	4,352	5,277	5,902	9,427

Taxes	1,063	1,537	1,076	1,490

Net Income	3,289	3,740	4,826	7,937

Less: net loss attributable to non-controlling interest	(215)	-	(75)	-

Net income attributable to Spartan Motors Inc.	$3,504	$3,740	$4,901	$7,937

Basic net earnings per share	$0.10	$0.11	$0.14	$0.23

Diluted net earnings per share	$0.10	$0.11	$0.14	$0.23

Basic weighted average common shares outstanding	35,349	35,260	35,308	35,177

Diluted weighted average common shares outstanding	35,368	35,260	35,312	35,177

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
(Unaudited)

Three Months Ended June 30, 2019 (in thousands of dollars)

	Business Segments
	Fleet Vehicles and Services	Emergency Response	Specialty Chassis and Vehicles	Other	Consolidated
Fleet vehicle sales	$111,230	$-	$3,152	$(3,152)	$111,230
Emergency response vehicle sales	-	64,668	-	-	64,668
Motorhome chassis sales	-	-	28,653	-	28,653
Other specialty chassis and vehicles	-	-	7,315	-	7,315
Aftermarket parts and assemblies	29,872	3,595	2,603	-	36,070
Total sales	$141,102	$68,263	$41,723	$(3,152)	$247,936

Adjusted EBITDA	$7,920	$1,113	$5,083	$(4,630)	$9,486

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
(Unaudited)

Three Months Ended June 30, 2018 (in thousands of dollars)

	Business Segments
	Fleet Vehicles and Services	Emergency Response	Specialty Chassis and Vehicles	Other	Consolidated
Fleet vehicle sales	$53,107	$-	$1,528	$(1,528)	$53,107
Emergency response vehicle sales	-	56,935	-	-	56,935
Motorhome chassis sales	-	-	37,184	-	37,184
Other specialty chassis and vehicles	-	-	5,748	-	5,748
Aftermarket parts and assemblies	25,308	2,680	3,019	-	31,007
Total sales	$78,415	$59,615	$47,479	$(1,528)	$183,981

Adjusted EBITDA	$8,374	$193	$4,391	$(4,073)	$8,885

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
(Unaudited)

Period End Backlog (amounts in thousands of dollars)

	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018
Fleet Vehicles and Services*	$272,399	$188,528	$218,775	$275,216	$313,374

Emergency Response Vehicles*	189,716	214,659	216,526	175,699	175,603

Motorhome Chassis *	31,852	28,470	36,584	32,137	33,511
Other Vehicles	-	-	-	-	-
Aftermarket Parts and Assemblies	565	667	1,072	1,861	1,612
Total Specialty Chassis and Vehicles	32,417	29,137	37,656	33,998	35,123

Total Backlog	$494,532	$432,324	$472,957	$484,913	$524,100

* Anticipated time to fill backlog orders at June 30, 2019; 9 months or less for emergency response vehicles; 3 months or less for motorhome chassis; 6 months or less for fleet vehicles and services; and 1 month or less for other products.

Reconciliation of Non-GAAP Financial Measures

This release contains adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), which is a non-GAAP financial measure. This non-GAAP measure is calculated by excluding items that we believe to be infrequent or not indicative of our continuing operating performance. For the periods covered by this release such include expenses associated with restructuring actions taken to improve the efficiency and profitability of our manufacturing operations, various items related to business acquisition and litigation activities, and the impact of temporary production disruptions due to severe weather-related flooding surrounding the Company’s Nebraska facilities.

We present the non-GAAP measure adjusted EBITDA because we consider it to be an important supplemental measure of our performance. The presentation of adjusted EBITDA enables investors to better understand our operations by removing items that we believe are not representative of our continuing operations and may distort our longer term operating trends. We believe this measure to be useful to improve the comparability of our results from period to period and with our competitors, as well as to show ongoing results from operations distinct from items that are infrequent or not indicative of our continuing operating performance. We believe that presenting this non-GAAP measure is useful to investors because it permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate our historical performance. We believe that the presentation of this non-GAAP measure, when considered together with the corresponding GAAP financial measures and the reconciliations to that measure, provides investors with additional understanding of the factors and trends affecting our business than could be obtained in the absence of this disclosure.

Our management uses adjusted EBITDA to evaluate the performance of and allocate resources to our segments. Adjusted EBITDA is also used, along with other financial and non-financial measures, for purposes of determining certain incentive compensation for our management team.

Financial Summary (Non-GAAP)
Consolidated
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,
Spartan Motors, Inc.	2019	2018
Net income attributable to Spartan Motors, Inc.	$3,504	$3,740
Add (subtract):
Restructuring charges	71	797
Impact of acquisition adjustments for net working capital	-	(693)
Joint venture expenses	9	-
Joint venture inventory adjustment	216	-
Acquisition related expenses, including stock compensation	745	373
Recall expense	777	(443)
Long-term strategic planning expenses	-	718
Executive compensation plan	273	-
DTA valuation allowance	33	-
Tax effect of adjustments	(499)	(178)
Adjusted net income attributable to Spartan Motors, Inc.	$5,129	$4,314

Net income attributable to Spartan Motors, Inc.	$3,504	$3,740
Add (subtract):
Depreciation and amortization	2,515	2,586
Taxes on income	1,063	1,537
Interest expense	313	270
EBITDA	$7,395	$8,133

Add (subtract):
Restructuring charges	71	797
Impact of acquisition adjustments for net working capital	-	(693)
Joint venture expenses	9	-
Joint venture inventory adjustment	216	-
Acquisition related expenses, including stock compensation	745	373
Recall expense	777	(443)
Long-term strategic planning expenses	-	718
Executive Compensation Plan	273	0
Adjusted EBITDA	$9,486	$8,885

Diluted net earnings per share	$0.10	$0.11
Add (subtract):
Restructuring charges	-	0.02
Impact of acquisition on timing net working capital	-	(0.02)
Joint venture inventory adjustment	0.01	-
Acquisition related expenses, including stock compensation	0.02	0.01
Recall expense	0.02	(0.01)
Long-term strategic planning expenses	-	0.02
Executive compensation plan	0.01	-
Tax effect of adjustments	(0.01)	(0.01)
Adjusted diluted net earnings per share	$0.15	$0.12

Financial Summary (Non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended June 30,
	2019	2018

Total segment adjusted EBITDA	$14,116	$12,958
Add (subtract):
Interest expense	(313)	(270)
Depreciation and amortization expense	(2,515)	(2,586)
Restructuring expense	(71)	(797)
Acquisition related expenses, including stock compensation	(745)	(373)
Litigation settlement	(9)	-
Joint venture inventory adjustment	(216)	-
Recall expense	(777)	443
Long-term strategic planning expenses	-	(718)
Executive compensation plan	(273)	-
Impact of acquisition adjustments for net working capital and contingent liability	-	693
Unallocated corporate expenses	(4,845)	(4,073)
Consolidated income before taxes	$4,352	$5,277

Financial Summary (Non-GAAP)
Consolidated
(In thousands, except per share data)
(Unaudited)

	Forecast Year Ending December 31, 2019
	Low	Mid	High
Net income	$24,135	$25,288	$26,441
Add:
Depreciation and amortization	10,610	10,610	10,610
Interest expense	1,229	1,229	1,229
Taxes	6,648	6,965	7,281
EBITDA	$42,622	$44,092	$45,561

Add (subtract):
Restructuring charges	653	653	653
Adjusted EBITDA	$43,275	$45,745	$46,214

Earnings per share	$0.68	$0.72	$0.75
Add:
Restructuring charges	0.02	0.02	0.02
Less tax effect of adjustments	-	-	-
Adjusted earnings per share	$0.70	$0.74	$0.77